Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING SUBSIDIARY INTO PARENT

BAXANO, INC.

a Delaware corporation

INTO

TRANS1 INC.

a Delaware corporation

Pursuant to section 253 of the General Corporation Law of the State of Delaware, which permits the merger of subsidiaries of a corporation with and into a parent corporation where one of the corporations is organized and existing under the laws of Delaware, TranS1 Inc. (the “Corporation”), a corporation organized on May 5, 2000, and existing under the laws of the State of Delaware, does hereby certify:

First: That immediately prior to the filing of this Certificate of Ownership and Merger the Corporation owned one hundred percent (100%) of the issued and outstanding capital stock of Baxano, Inc., a corporation organized on March 24, 2005, and existing under the laws of the State of Delaware (the “Subsidiary”).

Second: That the Corporation, on May 30, 2013, by resolutions of its Board of Directors duly adopted by unanimous written consent, a copy of which is attached hereto as Attachment A, determined to, and, effective upon the filing of this Certificate of Ownership and Merger with the Secretary of State of Delaware, hereby does, merge the Subsidiary into the Corporation.

Third: That as of the effective time of the merger, TranS1 Inc. relinquishes its corporate name and assumes in place thereof the name Baxano Surgical, Inc.

Fourth: That the Certificate of Incorporation and the Bylaws of the Corporation prior to the merger shall be the Certificate of Incorporation and the Bylaws of the Corporation after the merger without any change or amendment.

Fifth: That this Certificate of Ownership and Merger shall be effective upon filing.

[signature page follows]

[Signature Page to Certificate of Ownership and Merger]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by an authorized officer this the 31st day of May, 2013.

TRANS1 INC.

By:	/s/ Ken Reali
Ken Reali
President and Chief Executive Officer

ATTACHMENT A

RESOLUTIONS OF DIRECTORS

Approval of Rollup Merger with Baxano, Inc.

WHEREAS, effective as of the effective time under Delaware law (the “Effective Time”) of the merger (the “Merger”) of RacerX Acquisition Corp. (“Merger Sub”), a wholly-owned subsidiary of TranS1 Inc., a Delaware corporation (the “Company”), with and into Baxano, Inc., a Delaware corporation (“Baxano”), pursuant to that certain Agreement and Plan of Merger, dated as of March 3, 2013, by and among the Company, Baxano, Merger Sub, and Sumeet Jain and David Schulte, solely as the Securityholder Representatives, the Company will be the legal and beneficial owner of all of the issued and outstanding shares of capital stock of Baxano;

WHEREAS, the Company desires to merge Baxano into itself pursuant to the provisions of Section 253 of the Delaware General Company Law (the “Rollup Merger”);

WHEREAS, the Board of Directors of the Company (the “Board”) has previously approved on March 25, 2013 changing the name of the Company from TranS1 Inc. to Baxano Surgical, Inc. (the “Name Change”) and the stockholders of the Company are expected to vote on the Name Change at a special meeting of stockholders on May 31, 2013;

WHEREAS, the Board has determined that the Rollup Merger is in the best interests of the Company; and

WHEREAS, the Board has determined that it is in the best interests of the Company that, subject to approval of the Name Change by the stockholders of the Company, the Name Change take effect as of the effective time of the Rollup Merger.

RESOLVED, that, subject to the closing of the Merger and the approval of the Name Change by the stockholders of the Company, effective upon the filing of an appropriate Certificate of Ownership and Merger attaching a copy of these resolutions with the Secretary of State of Delaware, or such later time as the Company’s officers may deem necessary or advisable and shall specify in such Certificate of Ownership and Merger, Baxano shall merge with and into the Company, which will assume all the liabilities and obligations of Baxano and that after the Rollup Merger, the name of the surviving corporation shall be Baxano Surgical, Inc.;

FURTHER RESOLVED, that, subject to the closing of the Merger and the approval of the Name Change by the stockholders of the Company, the officers of the Company be, and they hereby are, authorized to make and execute a Certificate of Ownership and Merger setting forth a copy of these resolutions providing for the merger of Baxano into the Company and the Name Change, and the date of adoption thereof, and to file the same with the Secretary of State of Delaware;

FURTHER RESOLVED, that the officers of the Company be, and they hereby are, authorized to do all acts and things, whatsoever, whether within or without the State of Delaware, which may be in any way necessary or appropriate to effect the Rollup Merger and Name Change; and

FURTHER RESOLVED, that the officers of the Company be, and they hereby are, authorized in their discretion to abandon execution and delivery of the Certificate of Ownership and Merger and consummation of the Rollup Merger and Name Change without any further action of the Board.